EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of December 2, 2004

among

CBS BROADCASTING INC.,

SINCLAIR BROADCAST GROUP, INC.,

CHESAPEAKE TELEVISION, INC.,

and

SCI-SACRAMENTO LICENSEE, L.L.C

Section 4.06	FCC Qualifications
Section 4.07	Brokers

ARTICLE V COVENANTS OF PARENT and SELLERS

Section 5.01	Operations Pending Closing
Section 5.02	Access to Information
Section 5.03	Title Insurance and Surveys
Section 5.04	Financial Reports
Section 5.05	Employees
Section 5.06	Estoppel Certificates
Section 5.07	Risk of Loss
Section 5.08	Transition Services
Section 5.09	Obligations of Sellers

ARTICLE VI COVENANTS OF BUYER

Section 6.01	Access to Information
Section 6.02	Other Agreements

ARTICLE VII COVENANTS OF BUYER, PARENT AND SELLERS

Section 7.01	Commercially Reasonable Efforts; Further Assurances
Section 7.02	Certain Filings; Further Actions
Section 7.03	Control Prior to Closing
Section 7.04	Public Announcements
Section 7.05	Notices of Certain Events
Section 7.06	Disclosure Schedules

ARTICLE VIII PENSION, EMPLOYEE AND UNION MATTERS

Section 8.01	Employment
Section 8.02	Savings Plan
Section 8.03	Employee Welfare Plans
Section 8.04	Vacation
Section 8.05	Bargaining Agreement
Section 8.06	Non-Solicitation by Parent and Sellers
Section 8.07	Sellers’ Stay Bonuses

ARTICLE IX TAX MATTERS

Section 9.01	Bulk Sales
Section 9.02	Transfer Taxes

ARTICLE X CONDITIONS TO CLOSING

Section 10.01	Conditions to Obligations of Buyer, Parent and Sellers
Section 10.02	Conditions to Obligations of Parent and Sellers
Section 10.03	Conditions to Obligations of Buyer

ARTICLE XI TERMINATION

Section 11.01	Termination
Section 11.02	Effect of Termination

ARTICLE XII SURVIVAL; INDEMNIFICATION

Section 12.01	Survival
Section 12.02	Indemnification by Buyer
Section 12.03	Indemnification by Parent
Section 12.04	Notification of Claims

ARTICLE XIII GENERAL PROVISIONS

Section 13.01	Expenses
Section 13.02	Notices
Section 13.03	Headings
Section 13.04	Severability
Section 13.05	Entire Agreement
Section 13.06	Successors and Assigns
Section 13.07	No Recourse
Section 13.08	No Third-Party Beneficiaries
Section 13.09	Amendments and Waivers
Section 13.10	Governing Law; Jurisdiction
Section 13.11	WAIVER OF JURY TRIAL
Section 13.12	Counterparts
Section 13.13	No Presumption

Disclosure Schedules

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 2, 2004 among CBS Broadcasting Inc., a New York corporation (“Buyer”), Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent”), Chesapeake Television, Inc., a Maryland corporation (“Chesapeake”) and SCI-Sacramento Licensee, L.L.C., a Maryland limited liability corporation ( “SCI” and together with Chesapeake, “Sellers”).

W I T N E S S E T H :

WHEREAS, Sellers are solely engaged in the business of television broadcasting and together operate and own all of the assets and licenses used in the operation of commercial television broadcast station KOVR-TV, Channel 13 (DTV Channel 25), in Stockton, California (the “Station”), under licenses issued by the Federal Communications Commission (the “FCC”);

WHEREAS, Buyer desires to purchase from Sellers substantially all of the assets and assume certain specified liabilities, and Sellers desire to sell substantially all of the assets and transfer certain specified liabilities, related to the conduct of the Station on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, Buyer, Parent and Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for either Seller, Buyer or any of their respective Affiliates) mutually acceptable to Sellers and Buyer or (b) if Sellers and Buyer are unable to agree upon such a firm, then the regular independent auditors for Sellers and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.  The parties agree to utilize the same Accounting Firm for the review of each Adjustment Statement.

“Accounts Receivable” means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements), and all rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, in each case arising out of sales occurring in the conduct of the Business prior to the Effective Time for services performed or delivered by the Business prior to the Effective Time.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Statements” means each of the Settlement Statement, Programming Statement, Capital Lease Statement and the Benefits Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

“Ancillary Agreements” means, as to any Person, all of the documents and instruments required to be executed pursuant to this Agreement by such Person.

“Balance Sheet Date” means October 31, 2004.

“Bargaining Agreements” means collective bargaining agreements listed on Disclosure Schedule Section 3.16(b) that the applicable Seller has with IATSE covering the Station’s bargaining unit employees.

“Business” means the conduct and operation of the Station.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Capital Lease Obligation” means any liability or obligation of either Seller as lessee under leases relating to the Business that have been or should have been recorded as capital leases in accordance with GAAP.

“CERCLA” means The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act and the rules and regulations promulgated thereunder, in each case, as in effect from time to time.

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Parent dated as of August 18, 2004.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Copyrights” means all copyrights, copyright applications, registrations and similar rights used by the Station (other than those included in the Excluded Assets), including those registered copyrights and copyright applications identified on Disclosure Schedule Section 3.06(e)(1).

“EAT” means an exchange accommodation titleholder as described in Revenue Procedure 2000-37.

“Employee Plan” means any (i) employee benefit plan, arrangement or policy subject to ERISA, including without limitation, any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (ii) any stock option, stock purchase or equity-based compensation plan, (iii) any bonus or incentive arrangement and (iv) any severance or termination agreements, policies or arrangements that are not covered by ERISA, in each case maintained or contributed to by either Seller or any of its Affiliates for the benefit of any current or former Station Employee.

“Environmental Laws” means any applicable statute, ordinance, rule, regulation, decision, judgment, decree, permit or license, in each case, in effect on the date of this Agreement or the Closing Date, as applicable, whether local, state, or federal relating to: (a) Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the indoor or outdoor environment.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to either Seller (or any predecessor of either Seller or any prior owner of all or part of either Seller’s business and assets), to the extent relating to the Business, the Real Property or any property now or previously owned, leased or operated by the Business or either Seller in connection with the Station (as currently or previously conducted), the assets of the Business or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing prior to the Closing (including any matter disclosed or required to be disclosed in Disclosure Schedule Section 3.18).

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Station or the Business as currently conducted.

“Equipment” means all machinery, equipment, computers, Motor Vehicles, furniture, fixtures, furnishings, toolings, parts, blank films and tapes and other items of tangible personal property (other than those included in the Excluded Assets) owned or leased by either Seller and used in the Business, including those items listed on Sellers’ Fixed Asset Valuation Analysis (other than such items which are no longer in use at the Station as a result of obsolescence or having been replaced by other property), attached hereto as Disclosure Schedule Section 1.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as to any Person any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

“FCC Consent” means the FCC’s grant of its consent to the assignment of each of the FCC Licenses from Sellers to Buyer or its permitted assignee pursuant to Section 13.06.

“FCC Licenses” means the FCC licenses, permits and other authorizations identified on Disclosure Schedule Section 3.14(a)(1), and any other license, permit or other authorization, including any temporary waiver or special temporary authorization, issued by the FCC for use in the operation of the Station, and any renewals thereof or any pending application therefor.

“Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, petition for rehearing, reconsideration or review or appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, petition or appeal or for review by the FCC on its own motion has expired.

“GAAP” means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

“Governmental Authority” means any federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar federal, state or local Environmental Laws, including polychlorinated biphenyls (PCBs), asbestos, radioactive materials and wastes, and petroleum products (including crude oil and any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intangible Property” means: (a) the Copyrights; (b) the Patents; (c) the Trademarks, including all of the rights of each Seller in and to the call letters “KOVR”; (d) the Trade Secrets;  (e) all domain names related to the Station; (f) all computer software; and (g) all goodwill, if any, associated therewith.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Knowledge” of Parent or Seller, means the actual knowledge, after reasonable investigation, of the President and Chief Executive Officer of Parent, Chief Financial Officer of Parent, the General Counsel of Parent and the Vice President of Engineering of Parent and the general manager or business manager of the Station.

“Law” means any United States (federal, state, local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.

“Leases” means those leases or license agreements (including any and all assignments, amendments and other modifications of such leases and license agreements) pertaining to Real Property, as listed on Disclosure Schedule Section 3.05 ..

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets or results of operations of the Business; provided, however, that any material adverse effect primarily attributable to (i) an event or circumstance affecting the television broadcast industry generally (including legislative or regulatory matters) or (ii) general economic conditions, in each case shall not constitute a Material Adverse Effect; or (b) the ability of either Seller to perform its respective obligations under this Agreement or any Ancillary Agreement.

“Material Consents” means the consents to the assignment of each of the agreements set forth on Disclosure Schedule Section 10.03.

“Motor Vehicles” means all motor vehicles owned by Sellers and used in the Business, including those listed in Disclosure Schedule Section 1.01(c).

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

“Patents” means all patents, patent applications, registrations and similar rights used by the Station, including those patents, patent registrations and patent applications identified in Disclosure Schedule Section 1.01.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means, as to any property or asset, (A) liens for Taxes, assessments and governmental charges not yet due and payable, (B) zoning laws and ordinances and similar Laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the Business; (C) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the Permits); (D) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith; (E) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business; and (F) in the case of owned Real Property, minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Real Property as currently used or interfering in any material respect with use of the Real Property as currently used in the Business, (G) any other Lien, other than a Lien securing a monetary obligation, that does not, individually or in the aggregate, detract from or interfere with any use of or impair the value of any such property or asset as currently used, and (H) such title matters as are set forth on Disclosure Schedule Section 3.07(a).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Program Rights” means all rights of either Seller presently existing or obtained after the date of this Agreement and prior to the Effective Time in accordance with the terms of this Agreement, to broadcast television programs or shows as part of the Station’s programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements and syndication agreements.

“Real Property” means the real property owned, leased, subleased or licensed by either Seller used or held for use in the conduct of the Business, as listed in Disclosure Schedule Section 1.01(e), and all buildings, towers, improvements and fixtures owned, leased, subleased or licensed thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of either Seller in and to any street adjoining any portion of the Real Property.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Representation Agreement Amount” means the average monthly commission for the trailing 12 months, measured 5 Business Days prior to the Closing Date, multiplied by (i) the number of months (including a pro rata portion with respect to partial months) remaining between the Closing Date and the end of the term in the Katz Millennium Representation Agreement dated August 13, 2001 and (ii) the quotient of 1.5 divided by 6.5.

“Station Employees” means the full-time, part-time and per-diem employees employed by either Seller in the Business.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or Controlled by such Person.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Title Company” means Chicago Title Insurance Company or such other title insurance company retained by Buyer.

“Title IV Plan” means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

“Trademarks” means all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications (other than those included in Excluded Assets) owned, used, held for use, licensed by or leased by either Seller relating to the Station as set forth on Disclosure Schedule Section 3.06(e)(2) and the goodwill appurtenant thereto.

“Tradeout Agreement” means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which either Seller has agreed to sell or trade commercial air time or commercial production services of the Station in consideration for any property or service in lieu of or in addition to cash;

“Trade Secrets” means all proprietary information of either Seller necessary to the operation of the Station (other than as included in the Excluded Assets) that is not generally known and is used or useful in the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended.

Section 1.02                            Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

Active Employees	Section 8.01(a)
Antitrust Laws	Section 7.01(d)
Assumed Liabilities	Section 2.03
Benefits Statement	Section 2.12
Benefits Statement Liabilities	Section 2.12
Benefits Statement Notice of Disagreement	Section 2.12(b)
Buyer	Preamble
Buyer Indemnified Parties	Section 12.03(a)
Buyer Warranty Breach	Section 12.02(a)(i)
Buyer’s 401(k) Plan	Section 8.02
Capital Lease Statement	Section 2.11
Capital Lease Statement Notice of Disagreement	Section 2.11(b)
Chesapeake	Preamble
Closing	Section 2.08
Closing Date	Section 2.08
Closing Date Bonus Liability Estimated Amount	Section 2.12
Closing Date Cash Amount	Section 2.07(a)
Closing Date Estimated Capital Lease Obligations	Section 2.11
Closing Date Vacation Liability Estimated Amount	Section 2.12
Collection Period	Section 2.07(a)
Contracts	Section 2.01(c)
DOJ	Section 7.01(d)

Term	Section

Effective Time	Section 2.09(a)
Employment Commencement Date	Section 8.01(a)
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
FCC	Recitals
FCC Applications	Section 7.01(c)
Final Benefits Statement	Section 2.12(b)
Final Capital Lease Statement	Section 2.11(b)
Final Programming Statement	Section 2.10(d)
Final Settlement Statement	Section 2.09(e)
FTC	Section 7.01(d)
Inactive Employees	Section 8.01(a)
Indemnified Party	Section 12.04(a)
Indemnifying Party	Section 12.04(a)
Lockbox Accounts	Section 2.01(k)
Losses	Section 12.02(a)
Market Cable Systems	Section 3.15(a)
Parent	Preamble
Permits	Section 2.01(h)
Programming Statement	Section 2.10
Programming Statement Notice of Disagreement	Section 2.10(d)
Prorated Assumed Liabilities	Section 2.09(a)
Prorated Current Purchased Assets	Section 2.09(a)
Prorated Programming Assumed Liabilities	Section 2.10(a)
Prorated Programming Purchased Assets	Section 2.10(a)
Purchased Assets	Section 2.01
Purchase Price	Section 2.06
Reference Balance Sheet	Section 3.10(a)
Reference Financial Statements	Section 3.10(a)
Sacramento DMA	Section 3.15(a)
SCI	Preamble
Seller	Preamble
Seller Indemnified Parties	Section 12.02(a)
Settlement Statement	Section 2.09(c)
Settlement Statement Notice of Disagreement	Section 2.09(e)
Station	Recitals
Termination Date	Section 11.01(b)(i)
Title Commitments	Section 5.03(a)
Title Policy	Section 5.03(a)
Transferred Employees	Section 8.01(a)
Web Site	Section 5.08

Section 1.03                            Terms Generally

(a)                                  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Disclosure Schedule references are to the Articles, Sections, paragraphs, Exhibits and Disclosure Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified, and (d) the word “or” shall not be exclusive.

ARTICLE II

PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from each Seller and each Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of such Seller’s right, title and interest in, to and under the assets, contracts, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by such Seller as the same shall exist on the date of this Agreement, including all assets shown on the Reference Balance Sheet and not disposed of in accordance with Section 5.01(d), and all assets of the Business thereafter acquired by such Seller, but excluding the Excluded Assets (the “Purchased Assets”), and including, without limitation, all right, title and interest of each Seller in, to and under:

(a)                                  all Real Property;

(b)                                 all Equipment;

(c)                                  all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, whether oral or written, relating to the Business, including without limitation the items listed on Disclosure Schedule Section 3.05 and the Leases (collectively, the “Contracts”);

(d)                                 all prepaid expenses and deposits, including but not limited to security deposits, ad valorem taxes, leases and rentals;

(e)                                  all of such Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case only to the extent Buyer incurs Losses relating thereto;

(f)                                    all Intangible Property;

(g)                                 all internet web sites and related agreements, content and databases and domain name registrations, as and to the extent relating to the Business, including those set forth on Disclosure Schedule Section 2.01(g);

(h)                                 the FCC Licenses and all transferable municipal, state and federal franchises, licenses, permits or other governmental authorization affecting, or relating in any way to, the Business, including the items listed on Disclosure Schedule Section 2.01(h) (the “Permits”);

(i)                                     all prepayments under advertising sales contracts for committed air time for advertising that has not been aired prior to the Effective Time;

(j)                                     all books, records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records for Transferred Employees (to the extent permitted by Law), and any information relating to any Tax imposed on the Purchased Assets;

(k)                                  the lock box accounts utilized in connection with Sellers’ collection of Accounts Receivable (the “Lockbox Accounts”);

(l)                                     all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, related to the Business and all licenses and rights in relation thereto; and

(m)                               any insurance proceeds payable in accordance with Section 5.07.

Section 2.02                            Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Sellers (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)                                  all of such Seller’s cash and cash equivalents on hand and in banks;

(b)                                 insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;

(c)                                  all rights to insurance proceeds relating to the Excluded Assets;

(d)                                 all Accounts Receivable;

(e)                                  all rights to the names Sinclair Broadcast Group, “Sinclair Communications,” Chesapeake Television, Sinclair, and any logo or variation thereof and goodwill associated therewith;

(f)                                    intercompany accounts receivable and intercompany accounts payable of Sellers;

(g)                                 any assets of any Employee Plan sponsored by either Seller or any of their respective Affiliates including any amounts due to such Employee Plan from either Seller or any of their respective Affiliates;

(h)                                 all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of each Seller and its Affiliates;

(i)                                     all rights of each Seller arising under this Agreement or the transactions contemplated hereby;

(j)                                     any Purchased Asset sold or otherwise disposed of in accordance with Section 5.01(d); and

(k)                                  the assets listed in Disclosure Schedule Section 2.02(k).

Section 2.03                            Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume the following liabilities (the “Assumed Liabilities”):

(a)                                  the liabilities and obligations of each Seller under the Contracts and Permits arising with respect to the operation of the Station on and after the Effective Time, except those Contracts and Permits, if any, included in the Excluded Assets; and

(b)                                 any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.09 at Closing.

Section 2.04                            Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Parent or Sellers (or any predecessor of Parent or Sellers or any prior owner of all or part of Parent or Seller’s businesses and assets) of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the applicable Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)                                  any liability or obligation under or with respect to any Contract or Permit required by the terms thereof to be discharged on or prior to the Effective Time;

(b)                                 any liability or obligation for which the applicable Seller has already received the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received;

(c)                                  any liability or obligation for borrowed money including interest and fees;

(d)                                 any liability or obligation relating to or arising out of any of the Excluded Assets;

(e)                                  any Environmental Liabilities;

(f)                                    any liability or obligation relating to vacation, bonuses and other employee-related benefits including either Seller stay bonuses pursuant to Section 8.07 earned or put into effect prior to the Closing Date;

(g)                                 any Tax liability or obligation (except as expressly provided in Section 9.02); and

(h)                                 any liability or obligation relating to or arising out of any Employee Plan.

Section 2.05                            Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or the applicable Seller thereunder.  Sellers will use their commercially reasonable best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of either Seller thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which (i) Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or (ii) Sellers would enforce for the benefit of Buyer, with Buyer assuming the applicable Seller’s obligations, any and all rights of such Seller against a third party thereto.  Each Seller will promptly pay to Buyer when received all monies received by such Seller under any Purchased Asset or any claim or right or any benefit arising thereunder.

Section 2.06                            Puchase Price.  The purchase price for the purchase of the Purchased Assets shall be Two Hundred Eighty-Five Million Dollars ($285,000,000) (the “Purchase Price”).  The Closing Date Cash Amount shall be the Purchase Price less the sum of the following:  (i) the Closing Date Estimated Capital Lease Obligations (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date), (ii) the Closing Date Vacation Liability Estimated Amount (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date), (iii) the Closing Date Bonus Liability Estimated Amount (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date) and (iv) the Representation Agreement Amount (as set forth in a Schedule delivered by Sellers to Buyer five (5) Business Days prior to the Closing Date).

Section 2.07                            Collection of Accounts Receivable

(a)                                  At the Closing, Sellers shall designate Buyer, by means of a mutually acceptable agency agreement, as their agent solely for purposes of collecting on behalf of Sellers the Accounts Receivable.  Sellers shall deliver to Buyer, on or immediately after the Closing Date, a complete and detailed statement of the Accounts Receivable.  Buyer shall use commercially reasonable best efforts to collect the Accounts Receivable during the period (the “Collection Period”) beginning at the Effective Time and ending on the last day of the fourth full calendar month following the Closing Date consistent with Buyer’s practices for collection of its accounts receivables; provided, however, that such efforts shall not include hiring attorneys or collection agencies to collect such Accounts Receivable.  Any payment received by Buyer (i) at any time following the Effective Time, (ii) from a customer of the Station after the Effective Time that was also a customer of the Station prior to the Effective Time and that is obligated with respect to any Accounts Receivable and (iii) that is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Sellers in accordance with Section 2.07(b); provided further, however, that if, prior to the Effective Time, Sellers or, after the Effective Time, Sellers or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Buyer shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable.  Buyer shall obtain the prior written approval of Sellers before referring any of the Accounts Receivable to a collection agency or to an attorney for collection.  Except as otherwise provided herein, Buyer shall incur no liability to Sellers for any collected or uncollected Accounts Receivable.  During the Collection Period, neither Seller nor any of its agents, without the consent of Buyer, shall make any direct solicitation of any customers owing the Accounts Receivable for collection purposes.

(b)                                 On or before the twentieth day following the end of each calendar month in the Collection Period, Buyer shall deposit into an account identified by Sellers at the time of Closing the amounts collected during the preceding month of the Collection Period with respect to the Accounts Receivable.  Buyer shall furnish Sellers with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account.  Sellers shall be entitled during the sixty-day period following the Collection Period to inspect and/or audit the records maintained by Buyer pursuant to this Section 2.07, upon reasonable advance notice and during normal business hours.

(c)                                  Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 2.07, except that Buyer shall immediately pay over to Sellers any amounts subsequently paid to it with respect to any Accounts Receivable.  Following the Collection Period, after consultation with Buyer, Sellers may pursue collections of all the Accounts Receivable, and Buyer shall at Sellers’ expense deliver to Sellers all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Sellers for the purpose of collecting any outstanding Accounts Receivable.

Section 2.08                            Closing.  The closing (the “Closing”) of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 1:00 P.M. (New York City time) as soon as possible, but in no event later than five Business Days, following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article X, at the offices of Buyer, 1515 Broadway, New York, New York, or at such other time or place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  At the Closing:

(a)                                  Buyer shall deliver to Sellers the Closing Date Cash Amount in immediately available funds by wire transfer to one or more accounts designated by Sellers, by notice to Buyer, received no later than three (3) Business Days prior to the Closing Date.

(b)                                 Sellers and Buyer shall enter into and deliver such deeds, bills of sale, instruments of assumption, endorsements, consents, assignments, releases of Liens other than Permitted Liens and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets as provided under this Agreement.  Buyer shall have the right to designate an Affiliate of Buyer or any other person described in Section 13.06 to accept title to any Purchased Asset, subject in the case of the FCC Licenses, to the receipt of any necessary FCC consent.

(c)                                  Sellers shall deliver to Buyer valid signature cards for each Lockbox Account and such other documents reasonably requested by Buyer in order to transfer ownership and control of the Lockbox Accounts to Buyer.

Section 2.09                            General Proration

(a)                                  All Purchased Assets that would be classified as a current asset in accordance with GAAP and all Assumed Liabilities (other than Assumed Liabilities and Purchased Assets that are the subject of Section 2.10 and Section 5.07) shall be prorated between Buyer on the one hand and Sellers on the other hand as of 12:01 A.M. local California time, on the Closing Date (the “Effective Time”), including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Assumed Liabilities” and the “Prorated Current Purchased Assets”).   Such Prorated Current Purchased Assets and Prorated Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of Sellers and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly.  In accordance with this Section 2.09:  (A) Buyer shall be required to pay to Sellers the amount of any Prorated Current Purchased Asset, previously paid for by either Seller, to the extent Buyer will receive a current benefit on and after the Effective Time, provided that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time; and (B) Sellers shall be required to pay to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of the Station prior to the Effective Time.

(b)                                 Such prorations shall include all ad valorem and other property taxes, utility expenses, FCC regulatory fees, liabilities and obligations under Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments, attributable to the ownership and operation of the Station that straddle the period before and after the Effective Time.  If such amounts were prepaid by Sellers prior to the Effective Time and Buyer will receive a benefit after the Effective Time, then Sellers shall receive a credit for such amounts.  If Sellers were entitled to receive a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts.  To the extent not known, FCC regulatory fees, real estate and personal property taxes shall be apportioned on the basis of FCC regulatory fees, Taxes assessed for the preceding year, with a reapportionment as soon as the new FCC regulatory fees, tax rate and valuation can be ascertained even if such is ascertained after the Final Settlement Statement is so determined.

(c)                                  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a proposed pro rata adjustment of assets and liabilities in the manner described in Section 2.09(a) and Section 2.09(b) as the case may be, for the Station, as of the Effective Time (the “Settlement Statement”)  setting forth the Prorated Assumed Liabilities and the Prorated Current Purchased Assets together with a schedule setting forth, in reasonable detail, the components thereof.

(d)                                 During the 30-day period following the receipt of the Settlement Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Settlement Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Settlement Statement (iii) the books and records of Buyer relating to the Settlement Statement and (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Settlement Statement.  Each of the parties agrees that for purposes of Section 2.09, Section 2.10, Section 2.11 and Section 2.12, any reference to such party’s independent auditors shall mean, as to such party, one and the same firm to be used for the review, if any, of each Adjustment Statement.

(e)                                  The Settlement Statement shall become final and binding (the “Final Settlement Statement”) upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Settlement Statement (the “Settlement Statement Notice of Disagreement”) to Buyer prior to such date.  The Settlement Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Settlement Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Settlement Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Settlement Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(f)                                    Within 10 Business Days after the Settlement Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Sellers the amount, if any, by which (w) the Prorated Current Purchased Assets exceed the Prorated Assumed Liabilities or (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) the Prorated Assumed Liabilities exceed the Prorated Current Purchased Assets.  All payments made pursuant to this Section 2.09(f) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(g)                                 Notwithstanding the foregoing, in the event that Sellers deliver a Settlement Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Settlement Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Settlement Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Settlement Statement Notice of Disagreement together with interest thereon, calculated as described above.

(h)                                 During the 30-day period following the delivery of a Settlement Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Settlement Statement Notice of Disagreement.  During such period: (A) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers’ sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Settlement Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party’s auditors, if any, relating to the Settlement Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Settlement Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Settlement Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Settlement Statement Notice of Disagreement.

(i)                                     If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Settlement Statement Notice of Disagreement.  Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm.  Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.09 shall be borne equally by Buyer on the one hand and Sellers on the other hand.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Settlement Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers’ independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Sellers.

Section 2.10                            Programming Proration.  Within sixty (60)  days after the Closing Date, Buyer shall prepare and deliver to Sellers a proposed pro rata adjustment of programming assets and liabilities in the manner described below as the case may be, for the Station, as of the Effective Time (the “Programming Statement”) setting forth a balance sheet prepared in accordance with GAAP itemizing such assets and liabilities with respect to all programs and shows the subject of Program Rights as of the Effective Time.

(a)                                  All Assumed Liabilities and Purchased Assets that relate to Program Rights in accordance with GAAP shall be prorated between Buyer on the one hand and Sellers on the other hand as of the Closing Date, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Programming Assumed Liabilities” and the “Prorated Programming Purchased Assets”).  Such Prorated Programming Purchased Assets and Prorated Programming Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of Sellers and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly.  In accordance with Section 2.10(e).  Sellers shall be required to pay to Buyer the amount of any Prorated Programming Assumed Liabilities assumed by Buyer that was incurred prior to the Effective Time and that does not arise or relate to the period on and after the Effective Time to the extent such amount exceeds the Prorated Programming Purchased Assets, measured and payable on a program by program basis.

(b)                                 The Programming Statement shall include all program assets and liabilities and obligations attributable to Program Rights that straddle the period before and after the Effective Time.  If the Seller received a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts.

(c)                                  During the 30-day period following the receipt of the Programming Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Programming Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Programming Statement (iii) the books and records of Buyer relating to the Programming Statement and (iv) any supporting schedules, analyses and other documentation relating to the Programming Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Programming Statement.

(d)                                 The Programming Statement shall become final and binding (the “Final Programming Statement”) upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Programming Statement (the “Programming Statement Notice of Disagreement”) to Buyer prior to such date.  The Programming Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Programming Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Programming Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of:  (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Programming Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(e)                                  Within 10 Business Days after the Programming Statement becomes final and binding upon the parties, Sellers shall be required to pay to Buyer an amount, if any, equal to the aggregate sum by which the Prorated Programming Assumed Liabilities exceed the Prorated Programming Purchased Assets, taking into account only those individual Prorated Programming Purchased Assets as to which the Prorated Programming Assumed Liabilities exceed the Prorated Programming Purchased Assets.  All payments made pursuant to this Section 2.10(e) must be made via wire transfer in immediately available funds to an account designated by the Buyer, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(f)                                    Notwithstanding the foregoing, in the event that Sellers deliver a Programming Statement Notice of Disagreement and Sellers shall be required to make a payment of any undisputed amount to Buyer regardless of the resolution of the items contained in the Programming Statement Notice of Disagreement, then Sellers shall within 10 Business Days of the receipt of the Programming Statement Notice of Disagreement make payment to Buyer by wire transfer in immediately available funds of such undisputed amount owed by Sellers, pending resolution of the Programming Statement Notice of Disagreement together with interest thereon, calculated as described above.

(g)                                 During the 30-day period following the delivery of a Programming Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Programming Statement Notice of Disagreement.  During such period: (A) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers’ sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Programming Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party’s auditors, if any, relating to the Programming Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Programming Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Programming Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Programming Statement Notice of Disagreement.

(h)                                 If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Programming Statement Notice of Disagreement.  Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm.  Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.10 shall be borne equally by Buyer on the one hand and Sellers on the other hand.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Programming Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers’ independent auditors and attorneys incurred in connection with their review of the Programming Statement shall be borne by Sellers.

Section 2.11                            Capital Lease Obligation Proration.  “Closing Date Estimated Capital Lease Obligations” shall be the Capital Lease Obligations outstanding as of the last day in the latest full month preceding the Closing Date.  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth the Capital Lease Obligations outstanding as of the Effective Time (the “Capital Lease Statement”).  The Capital Lease Statement shall set forth the Capital Lease Obligation by respective lease.

(a)                                  During the 30-day period following the receipt of the Capital Lease Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Capital Lease Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Capital Lease Statement (iii) the books and records of Buyer relating to the Capital Lease Statement and (iv) any supporting schedules, analyses and other documentation relating to the Capital Lease Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Capital Lease Statement.

(b)                                 The Capital Lease Statement shall become final and binding (the “Final Capital Lease Statement”) upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Capital Lease Statement (the “Capital Lease Statement Notice of Disagreement”) to Buyer prior to such date.  The Capital Lease Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Capital Lease Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Capital Lease Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of:  (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Capital Lease Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(c)                                  Within 10 Business Days after the Capital Lease Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Sellers the amount, if any, by which (w) Closing Date Estimated Capital Lease Obligations exceeds the Capital Lease Obligations as set forth per the Capital Lease Statement, and (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) Capital Lease Obligations as set forth per the Capital Lease Statement exceeds the Closing Date Estimated Capital Lease Obligations.  All payments made pursuant to this Section 2.11(c) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(d)                                 Notwithstanding the foregoing, in the event that Sellers deliver a Capital Lease Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Capital Lease Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Capital Lease Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Capital Lease Statement Notice of Disagreement together with interest thereon, calculated as described above.

(e)                                  During the 30-day period following the delivery of a Capital Lease Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Capital Lease Statement Notice of Disagreement.  During such period: (A) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers’ sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Capital Lease Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party’s auditors, if any, relating to the Capital Lease Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Capital Lease Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Capital Lease Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Capital Lease Statement Notice of Disagreement.

(f)                                    If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Capital Lease Statement Notice of Disagreement.  Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm.  Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.11 shall be borne equally by Buyer on the one hand and Sellers on the other hand.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Capital Lease Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers’ independent auditors and attorneys incurred in connection with their review of the Capital Lease Statement shall be borne by Sellers.

Section 2.12                            The Benefits Proration.  “Closing Date Vacation Liability Estimated Amount” and the “Closing Date Bonus Liability Estimated Amount” shall be the vacation and bonus amounts earned by employees of the Station as of the last day in the latest full month preceding the Closing Date, respectively.  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Benefits Statement”) prepared in accordance with GAAP setting forth the liabilities for vacation and bonus liabilities earned by the employees of the Station as of the Effective Time (the “Benefits Statement Liabilities”)  together with reasonable itemization of all amounts.

(a)                                  During the 30-day period following the receipt of the Benefits Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Benefits Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Benefits Statement (iii) the books and records of Buyer relating to the Benefits Statement and (iv) any supporting schedules, analyses and other documentation relating to the Benefits Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Benefits Statement.

(b)                                 The Benefits Statement shall become final and binding (the “Final Benefits Statement”) upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Benefits Statement (the “Benefits Statement Notice of Disagreement”) to Buyer prior to such date.  The Benefits Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If an Benefits Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Benefits Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Benefits Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(c)                                  Within 10 Business Days after the Benefits Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Sellers the amount, if any, by which (w) the sum of the Closing Date Vacation Liability Estimated Amount and the Closing Date Bonus Liability Estimated Amount exceeds the Benefits Statement Liabilities, and (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) Benefits Statement Liabilities exceed the sum of the Closing Date Vacation Liability Estimated Amount and the Closing Date Bonus Liability Estimated Amount.  All payments made pursuant to this Section 2.12(c) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(d)                                 Notwithstanding the foregoing, in the event that Sellers deliver an Benefits Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Benefits Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Benefits Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Benefits Statement Notice of Disagreement together with interest thereon, calculated as described above.

(e)                                  During the 30-day period following the delivery of an Benefits Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Benefits Statement Notice of Disagreement.  During such period: (A) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers’ sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Benefits Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party’s auditors, if any, relating to the Benefits Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Benefits Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Benefits Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Benefits Statement Notice of Disagreement.

(f)                                    If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Benefits Statement Notice of Disagreement.  Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm.  Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.12 shall be borne equally by Buyer on the one hand and Sellers on the other hand.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Benefits Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers independent auditors and attorneys incurred in connection with their review of the Benefits Statement shall be borne by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

As to Sections 3.01, 3.02, 3.03, 3.04, 3.13, 3.14 and 3.20, Parent and Sellers jointly and severally represent and warrant to Buyer, and as to the remaining Sections, Sellers jointly and severally represent and warrant to Buyer, in each case as follows:

Section 3.01                            Corporate Existence and Power.  Each of Parent and Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each of Parent and Sellers is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Sellers has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of such Seller as currently in effect.

Section 3.02                            Corporate Authorization

(a)                                  The execution and delivery of this Agreement by Parent and each Seller and each Ancillary Agreement to which Parent or such Seller will be a party, the performance by Parent or such Seller of its obligations hereunder and thereunder and the consummation by Parent or such Seller of the transactions contemplated hereby and thereby are within Parent or such Seller’s corporate powers and have been duly authorized by all requisite corporate action on the part of Parent or such Seller.

(b)                                 This Agreement has been, and at the Closing each Ancillary Agreement will be, duly executed and delivered by Parent and each Seller.  This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement to which Parent or such Seller will be a party will constitute when executed and delivered by Parent and each Seller, the legal, valid and binding obligation of Parent and such Seller, enforceable against Parent and such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 3.03                            Governmental Authorization.  The execution, delivery and performance by Parent and each Seller of this Agreement and each Ancillary Agreement to which Parent or such Seller will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) as described in Disclosure Schedule Section 3.03, (b) compliance with any applicable requirements of the HSR Act, (c) the FCC, and (d) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04                            Noncontravention.  Except as set forth in Disclosure Schedule Section 3.04, the execution, delivery and performance of this Agreement by Parent and each Seller and each Ancillary Agreement to which Parent or such Seller will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of Parent or such Seller, (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate any Law or Governmental Order applicable to Parent or such Seller, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Parent or such Seller or to a loss of any benefit relating to the Business to which Parent or such Seller is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Parent or such Seller is a party or by which any of its or their assets is or may be bound or (d) result in the creation or imposition of any Lien on any asset of Parent or the Sellers, except for Permitted Liens, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05                            Contracts.

(a)                                  As of the date of this Agreement, the Contracts listed on Disclosure Schedule Section 3.05(a) constitute all of the Contracts relating to the Business:

(i)                                     for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;

(ii)                                  with a term of more than six (6) months from the date of this Agreement and that involve payments or receipts over the remaining term of such Contract of more than $25,000 or (B) that involve payments or receipts over the remaining term of such Contract of more than $750,000 with respect to any single agreement or group of related agreements;

(iii)                               involving the purchase or sale of Real Property;

(iv)                              relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $250,000;

(vi)                              all Capital Lease Obligations;

(vii)                           under which either Seller has, directly or indirectly made any loan, extension of credit (other than in the ordinary course of business consistent with past practices) or capital contribution to, or investment in, any third party;

(viii)                        for any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any property of the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

(ix)                                containing a guarantee or indemnification by the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

(x)                                   containing any material noncompetition or other business limitation restrictions binding on (A) the Station or its employees or consultants or (B) any Affiliate of the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

(xi)                                involving a material partnership, joint venture or similar agreement with another party, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

(xii)                             with Parent or any of its Affiliates;

(xiii)                          with any director or officer of either Seller or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(xiv)                         involving compensation to any employee or consultant in excess of $300,000 or for the employment of any employee or consultant for a term greater than three (3) years; and involving any labor agreement or collective bargaining agreement of the Station; and

(xv)                            relating to the use of the Station’s digital bit stream.

(b)                                 No default (with the lapse of time or giving of a notice or both) on the part of either Seller and, to the Knowledge of Sellers any other party thereto, exists under any of the Contracts other than such defaults that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Each Contract is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, Parent or such Seller party thereto in accordance with its terms and, to the Knowledge of the Sellers, is legally enforceable against the other parties thereto, (except for certain non-compete clauses in contracts governed by the laws of the State of California), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Parent or Sellers have previously furnished to Buyer prior to the date of this Agreement true and complete copies of all written Contracts listed on Disclosure Schedule Section 3.05(a) (except as noted thereon), including all amendments, modifications and supplements thereto, and any assignments thereof, and have previously described to Buyer the material provisions of all oral and pending Contracts .

(e)                                  There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease that are owed by the Sellers.

(f)                                    Disclosure Schedule Section 3.05(a)(ii) sets forth, as of the date set forth thereon, all Contracts relating to Program Rights, true and complete copies of which Contracts have been previously furnished to Buyer prior to the date of this Agreement (except as noted thereon).  Disclosure Schedule Section 3.05(f) sets forth (i) an accurate schedule of material programming payments and usage report in respect of Program Rights for calendar year 2004, (ii) an accurate schedule setting forth the material feature film inventory of the Station as of October 31, 2004, (iii) an accurate schedule of the material cash programming assets of the Station dated as of October 31, 2004, (iv) an accurate schedule of the material cash programming liabilities of the Station dated as of October 31, 2004 and (v) an accurate schedule of the material barter programming assets dated as of October 31, 2004.

Section 3.06                            Intangible Property

(a)                                  There are no claims, demands or proceedings pending or, to the Knowledge of Sellers, threatened by any third party pertaining to or challenging either Seller’s right to use any of the Intangible Property or that any Intangible Property or any services provided, process used or products manufactured, produced or used or sold by either Seller do or may conflict with, or infringe or otherwise violate the rights of third parties.

(b)                                 There is no trademark, trade name, patent or copyright owned by a third party that either Seller is using in the Business without valid license to do so.

(c)                                  Except for the Excluded Assets, the Intangible Property includes all Copyrights, Patents and Trademarks, including rights in and to call letters used in the operation of the Station.

(d)                                 Except as set forth on Disclosure Schedule Section 3.06(e), all material owned Intangible Property, including the call letters necessary for or used in the Business, has been duly applied for or registered in, filed in or issued by, as applicable, the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business, and all such filings, registrations and issuances are valid and in good standing.

(e)                                  Except for the Excluded Assets and except as set forth on Disclosure Schedule Section 3.06(e), all material Copyrights and Trademarks that are registered or filed are described, listed or set forth on Disclosure Schedule Section 3.06(e)(1) and Section 3.06(e)(2), respectively, all of which are transferable to Buyer without the consent of any third party and none of which have been licensed to any third party.

(f)                                    Sellers have not received any written notice, or otherwise have Knowledge, that any of the owned Intangible Property is the subject of a judicial or administrative finding, opinion or office action or has been adjudged invalid, unenforceable or unregistrable in whole or in part.  To the Knowledge of Sellers each Intangible Property is valid and enforceable.

Section 3.07                            Real Property

(a)                                  The applicable Seller has (A) good, marketable and insurable fee simple absolute or (B) valid leasehold or other interests, as applicable, in the Real Property, in each case free and clear of any and all Liens other than (i) Permitted Liens and, (ii) Liens that will be discharged on or prior to the Closing Date by the Sellers.  Neither of the Sellers owns, leases, subleases, licenses or uses any real property in the operation of the Station other than the Real Property.  True and complete copies of (i) the last deed of record, title insurance policies and surveys pertaining to any owned Real Property and (ii) the Leases, in each case have heretofore been furnished by the Sellers to Buyer.  Upon the Closing, all right, title and interest of Sellers in, to and under the Leases and the Real Property will be transferred to Buyer free and clear of all Liens other than Permitted Liens.

(b)                                 Neither Seller nor any Affiliate thereof has subjected the Real Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Neither Seller has received written notice of or otherwise has Knowledge of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Sellers, no such condemnation or similar proceeding is presently contemplated or threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Neither Seller has received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof that would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.  Neither Seller has received any notice from any insurance company that has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(e)                                  Except as disclosed on Disclosure Schedule Section 3.07(e), there are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, sublessees, licensees or tenants at will.

(f)                                    The current use of the Real Property does not violate any restrictive covenants affecting the Real Property or otherwise violate in any material respect any Law.  To the Knowledge of Sellers, there is no Law now in existence the operation of which would require either Seller to make any material expenditure to modify or improve any of the Real Property or to bring such Real Property into substantial compliance therewith.  To the Knowledge of Sellers, there are no facts that would prevent any portion of the Real Property from being occupied after the Closing in substantially the same manner as currently occupied.

(g)                                 The Real Property has reasonably adequate access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Sellers, threatened Action that would materially impair or curtail such access.  All towers, guy anchors, buildings and other improvements are wholly within the lot limits of the applicable Real Property and do not encroach on any adjoining premises, except for such encroachments as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no material encroachments upon any of the owned parcels of Real Property or adjoining parcels by buildings, structures or improvements that could reasonably prevent the use of each such parcel of Real Property as it is currently used.

(h)                                 There are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property, and the roofs of the buildings located on the Real Property are free from leaks and in good condition, except for such defects or leaks as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)                                     All amounts owing to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Real Property have been or shall have been paid prior to Closing.

Section 3.08                            Title to Purchased Assets; Liens.  Sellers have good and valid title to or valid leasehold interests in all of the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens and Liens that will be discharged by Sellers on or prior to the Closing Date).  At the Closing, all of the Purchased Assets shall be transferred to Buyer free and clear of any and all Liens (other than Permitted Liens).

Section 3.09                            Sufficiency of Assets.  Other then the Excluded Assets, the Purchased Assets constitute all of the property and assets used or held for use in the Business and constitute all of the assets and properties necessary for the continued operation of the Business as currently conducted.

Section 3.10                            Financial Information

(a)                                  True and complete copies of the balance sheets as at December 31, 2002 and 2003 and as at October 31, 2004 for the Station (the October 31, 2004 balance sheet of the Station is referred to herein as the “Reference Balance Sheet”) and the related statements of income for each of the years ended December 31, 2002 and 2003 and in the period ended October 31, 2004 are attached as Disclosure Schedule Section 3.10(a) (collectively, the “Reference Financial Statements”).

(b)                                 The Reference Financial Statements (A) are in accordance with the books and records of the Station, (B) have been prepared in accordance with GAAP (it being understood that the Reference Financial Statements do not contain footnotes and are subject to normal year-end adjustments) except as set forth on Disclosure Schedule Section 3.10(b)(1), (C) fairly present in all material respects the financial condition of the Station as at the dates indicated and the results of its operations and cash flows for the periods then ended and (D) do not reflect any (i) unusual or infrequently occurring items or (ii) related party transactions, in each case, except as set forth on Disclosure Schedule Section 3.10(b)(2).

(c)                                  The books and records of the Station (A) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP except as set forth on Disclosure Schedule Section 3.10(b)(i)  and (B) are in all material respects complete and correct.

(d)                                 A true and complete copy of the 2004 monthly operating budget is attached hereto as Disclosure Schedule Section 3.10(d).

Section 3.11                            Absence of Certain Changes or Events

(a)                                  Except as disclosed in Disclosure Schedule Section 3.11(a), since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice.

(b)                                 Since the Balance Sheet Date through the date hereof and except as set forth in Disclosure Schedule Section 3.11(b) or as contemplated by this Agreement, there has not been:

(i)                                     any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(ii)                                  any incurrence, assumption or guarantee by either Seller of any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business consistent with past practices, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transactions contemplated hereby;

(iii)                               any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practices, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transactions contemplated hereby;

(iv)                              any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Station having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

(v)                                 instituted or settled any material legal proceeding by either Seller relating to the Business;

(vi)                              any transaction or commitment made, or any contract or agreement entered into, by either Seller relating to the Business or Purchased Assets (including the acquisition or disposition of any assets) or any relinquishment by either Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(vii)                           any material change in the Station’s usage or pattern of usage of Program Rights, any material change in the broadcast hours or in the percentages of types of programming broadcast by the Station or any other material change in the programming policies of the Station;

(viii)                        the creation or other incurrence by either Seller of any Lien on any asset relating to the Business other than Permitted Liens;

(ix)                                any (A) establishment of any bonus, insurance, employment, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any officer of any Seller or employee of the Business, or (C) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) that is paid or payable or to become payable to any Person employed by the Station, except (x) in each case, as may be required by Law or existing contracts or applicable collective bargaining agreements that have previously been disclosed to Buyer and (y) in the ordinary course of business consistent with past practices with respect to Persons who are not either (i) responsible for any principal administrative, operating or financial function of the Business or (ii) talent;

(x)                                   any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Station, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Station;

(xi)                                any sale of Real Property;

(xii)                             any change in any method of accounting or accounting practice by either Seller with respect to the Business except for any such change required by reason of a concurrent change in GAAP; or

(xiii)                          any agreement or commitment to do anything set forth in this Section 3.11.

Section 3.12                            Absence of Litigation.  Except as set forth in Disclosure Schedule Section 3.12(a)(1), there is no material Action relating to the Station or the Business pending or, to the Knowledge of Sellers, threatened against or affecting either Seller or any of its or their properties or assets before any Governmental Authority.  Except as set forth in Disclosure Schedule Section 3.12(a)(2), neither Seller nor any of its or their properties or assets is operating under or subject to any Governmental Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13                            Compliance with Laws.  Except as set forth in Disclosure Schedule Section 3.13 and except for matters relating to the FCC which are addressed by Section 3.14, none of Parent or Sellers is in material violation of, and has not since January 1, 2003 violated in any material respect, and, to the Knowledge of Sellers, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law or Governmental Order, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14                            FCC Matters; Qualifications

(a)                                  Disclosure Schedule Section 3.14(a)(1) contains a true and complete list of the FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of the Station substantially in the manner now operated.  Sellers have delivered true, correct and complete copies of the FCC Licenses to Buyer, including any and all amendments and modifications thereto.  The FCC Licenses were validly issued by the FCC, are validly held by Sellers and are in full force and effect.  All FCC actions with respect to the Station’s main analog and digital licenses are Final Orders.  The FCC Licenses have been issued for the full terms customarily issued to a broadcast television station in the State of California, and the FCC Licenses are not subject to any condition except for conditions applicable to broadcast television licenses generally or otherwise disclosed in Disclosure Schedule Section 3.14(a)(2).  All required FCC regulatory fees with respect to the FCC Licenses have been paid.  Sellers has filed or made all applications, reports, and other disclosures required by the FCC to be filed or made by Sellers with respect to the Station in the current license term.  Except as set forth on Disclosure Schedule Section 3.14(a), none of Parent or Sellers have any reason to believe that the FCC will not renew the FCC Licenses in the ordinary course.

(b)                                 Except as set forth on Disclosure Schedule Section 3.14(b), the Station, including both analog Channel 13 and digital Channel 25, is operating at full power and not pursuant to any temporary waiver.  Sellers have constructed and are operating DTV Channel 25 in accordance with its license for that channel.  Except as set forth on Disclosure Schedule Section 3.14(b), Sellers have no applications pending before the FCC relating to the operation of the Station.

(c)                                  Except as set forth in Disclosure Schedule Section 3.14(c), no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations of any Governmental Authority other than the FCC Licenses are required to own and operate the Station as a television broadcast station in substantially the same manner as the Station is being operated as of the date hereof and the Closing Date.

(d)                                 Except as set forth on Disclosure Schedule Section 3.14(d)(1), Sellers have operated the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment substantially in compliance with the Communications Act and the FCC Licenses.  To the Knowledge of Sellers, all antenna support structures used in the operation of the Stations have been registered with the FCC, if registration is required, and comply with all other requirements of the FCC and the Federal Aviation Administration.  Except as set forth in Disclosure Schedule Section 3.14(d) (2), to the Knowledge

of Sellers, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Station, other than proceedings affecting the broadcast television industry generally.

(e)                                  Sellers are qualified under the Communications Act to assign the FCC Licenses to Buyer.  To the Knowledge of Sellers, there is no fact or circumstance relating to the Station or either Seller or any of their Affiliates that would cause the FCC to deny the FCC Applications.  Except as set forth on Disclosure Schedule Section 3.14(e), none of Parent or Sellers have any reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Sellers’ operation of the Station or either of Sellers or any of their Affiliates.

Section 3.15                            Cable and Satellite Matters

(a)                                  Disclosure Schedule Section 3.15(a) contains a list, including channel positions, of all cable television systems in the Sacramento/Stockton/Modesto Nielsen Designated Market Area (the “Sacramento DMA”) on which the Station’s analog signal is presently carried (“Market Cable Systems”).  Sellers have timely made must-carry elections or entered into retransmission consent agreements with respect to the Market Cable Systems.  No Market Cable System has provided written notice to Sellers of any signal quality issue or failed to respond to a request for carriage or, to the Knowledge of Sellers, sought any form of relief from carriage of the Station from the FCC.  Sellers have not received any written notice of any Market Cable System’s intention to delete the Station from carriage or to change the Station’s channel position on such cable system.  Sellers have no petition pending before the FCC to extend the Station’s market for cable carriage purposes beyond the Sacramento DMA.

(b)                                 Disclosure Schedule Section 3.15(b) contains a list of the cable systems that, to the Knowledge of Sellers, carry the Station, including the Station’s channel position, where known, on such cable systems outside the Sacramento DMA.

(c)                                  Disclosure Schedule Section 3.15(c) contains a list of all retransmission consent, channel positioning or other agreements with cable systems with respect to the Station, and Sellers have previously furnished Buyer with true and correct copies of all such agreements.

(d)                                 Sellers timely made must-carry elections or have entered into retransmission consent agreements with DirectTV and EchoStar, each of which provide local-into-local service in the Sacramento DMA.  Disclosure Schedule Section 3.15(d)(1) lists these must-carry elections or retransmission consent agreements, and Sellers have previously furnished Buyer with true and correct copies of these elections or agreements.  Neither DirecTV nor EchoStar has advised Sellers or any of their Affiliates of any signal quality or other issues with respect to the Station’s must-carry or retransmission consent elections, and the Station is being carried by DirecTV and EchoStar in the Sacramento DMA on such carrier’s satellite serving such market.  Except as disclosed on Disclosure Schedule Section 3.15(d)(2), none of the Sellers nor any of their Affiliates has unresolved disputes with satellite carriers with respect to the carriage of the Station.

Section 3.16                            Employees; Labor Matters

(a)                                  Disclosure Schedule Section 3.16(a) sets forth a true and complete list, dated as of the date set forth thereon, of all individuals employed by the Station, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), department, title, whether covered by a Bargaining Agreement and whether full-time, part-time or per-diem.  Each such employee is employed by a Seller.

(b)                                 Except as set forth on Disclosure Schedule Section 3.16(b), the Business is not subject to or bound by any labor agreement or collective bargaining agreement.  Sellers are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such compliance the failure of which or the engagement of which could not reasonably be expected to have a Material Adverse Effect.  There is no unfair labor practice complaint pending or, to the Knowledge of Sellers, threatened against either Seller before the National Labor Relations Board.  No strike or other labor dispute involving either Seller is pending or, to the Knowledge of Sellers, threatened, and, to the Knowledge of Sellers, there is no activity involving any Station Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

Section 3.17                            Employee Benefit Plans

(a)                                  Disclosure Schedule Section 3.17(a)(1) identifies each Employee Plan.  Sellers have previously furnished to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.  Disclosure Schedule Section 3.17(a)(2) identifies each Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.  The Sellers have provided Buyer with complete age, salary, service and related data as of October 31, 2004 for all employees covered under any Employee Plan.

(b)                                 Except as set forth on Disclosure Schedule Section 3.17(b), neither Seller nor any of its ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Buyer or any of its ERISA Affiliates after the Closing Date.  Except as set forth on Disclosure Schedule Section 3.17(b), no condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by either Seller or any of its ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in Section 3(37) of ERISA, which could result in either Seller or Buyer or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA.  The assets of either Seller are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of a failure of either Seller to make timely installments or other payments required under Code Section 412.  Except as set forth on Disclosure Schedule Section 3.17(b), if a “complete withdrawal” by Sellers and all of their ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, neither Seller nor any of its ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

(c)                                  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.  Sellers have previously provided Buyer with the most recent determination letter of the IRS relating to each such Employee Plan.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(d)                                 Neither Seller has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of such or other Seller, except as required to avoid excise tax under Section 4980B of the Code.  No condition exists that would prevent either Seller from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Station other than limitations imposed under the terms of a collective bargaining agreement.

(e)                                  All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Balance Sheet or (ii) retained by Sellers.  There has been no amendment to, written interpretation of or announcement (whether or not written) by either Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(f)                                    Except as set forth on Disclosure Schedule Section 3.17(f), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Station that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g)                                 Except as set forth on Disclosure Schedule Section 3.17(g) and except as otherwise provided in Section 8.07, no employee or former employee of the Station will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

(h)                                 Neither Seller has currently in place any stay bonus plan or arrangement relating to the Station.

Section 3.18                            Environmental Matters

(a)                                  Except as would not have a Material Adverse Effect or as otherwise disclosed on Disclosure Schedule Section 3.18(a):

(i)                                     no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or Action or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Authority or other Person with respect to any matters relating to the Station or either Seller with respect to the Station and relating to or arising out of any Environmental Law;

(ii)                                  there are no liabilities of or relating to the Station or either Seller with respect to the Station of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and to the Knowledge of Sellers there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

(iii)                               no Hazardous Material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under the Real Property or any property now or previously owned, leased or operated by the Station or either Seller with respect to the Station except, in each case, in compliance with Environmental Laws;

(iv)                              no Hazardous Material has been Released in violation of Environmental Laws at, on or under any property now or previously owned, leased or operated by either Seller in connection with the Business or the Station;

(v)                                 no property now or previously owned, leased or operated by either Seller in connection with the Business or the Station nor, to the Knowledge of Sellers, any property to which either Seller (in connection with the Business) or the Station has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material is listed or, to the Knowledge of Sellers, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of sites requiring investigation or clean-up; and

(vi)                              the Business is and the Sellers (to the extent relating to the Business) are in compliance in all material respects with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b)                                 Since January 1, 1999, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which either Seller has Knowledge in relation to the Station or any property or facility now or previously owned, leased or operated by the Station that has not been previously delivered to Buyer.

Section 3.19                            Taxes.  Except as set forth in Disclosure Schedule Section 3.19, (a) Parent and each Seller has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Closing Date, (b) all material Taxes that are due with respect to Parent and Sellers have been paid except to the extent such Taxes are being contested in good faith, (c) no deficiency for any material amount of Tax has been asserted or assessed by a Tax authority against Parent or either Seller or for which Parent or either Seller may be liable, (d) there are no judicial proceedings with respect to material Taxes due from Parent or either Seller; and (e) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

Section 3.20                            Brokers.  Except for Bear Stearns & Co. Inc., whose fees will be paid by Parent or the Sellers, there is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Parent or either Seller who or that might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Sellers as follows:

Section 4.01                            Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02                            Corporate Authorization

(a)                                  The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all requisite corporate action on the part of Buyer.

(b)                                 This Agreement has been, and at the Closing each Ancillary Agreement will be, duly executed and delivered by Buyer.  This Agreement (assuming due authorization, execution and delivery by Parent and each Seller) constitutes, and each Ancillary Agreement to which Buyer will be a party will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.03                            Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the FCC, and (c) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.04                            Noncontravention.  The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound or (d) result in the creation or imposition of any Lien on any asset of Buyer, except for Permitted Liens, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as could not have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.05                            Absence of Litigation.  There are no Actions pending against or, to Buyer’s knowledge, threatened against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

Section 4.06                            FCC Qualifications.  Except as set forth on Disclosure Schedule Section 4.06, Buyer is legally, technically, financially and otherwise qualified under the Communications Act to acquire the FCC Licenses and own and operate the Station.

Section 4.07                            Brokers.  There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who or that might be entitled to any fee or commission from either Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V
COVENANTS OF PARENT and SELLERS

Section 5.01                            Operations Pending Closing.  Except as otherwise set forth herein and subject to the provisions of Section 7.03 regarding control of the Station, after the date of this Agreement and prior to the Closing, Sellers shall:

(a)                                  except as set forth on Schedule Section 5.01(a), operate or cause the operation of the Station in the ordinary course of business consistent with past practices and use commercially reasonable best efforts to preserve substantially intact the relationships of the Station with its customers, employees, suppliers, licensors, licensees, distributors and others with whom the Station deals;

(b)                                 operate the Station substantially in compliance with the Communications Act and not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take, any action that would be reasonably likely to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses;

(c)                                  not make any change in any method of accounting or accounting practice utilized in the preparation of the Reference Financial Statements, except for any such change required by reason of a concurrent change in GAAP;

(d)                                 not sell, lease, license or otherwise dispose of any assets or properties relating to the Station except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practices;

(e)                                  not enter into or agree to enter into any agreement to sell, purchase or encumber any parcel of Real Property;

(f)                                    maintain the Equipment in good operating condition, ordinary wear and tear excepted, and replace with a substantially equivalent asset of substantially equivalent quality or utility any of the Equipment that shall not be working or shall be lost, stolen or destroyed;

(g)                                 except as otherwise provided in Section 8.07, (A) not hire any Person without Buyer’s prior written consent, except for Persons replacing Station Employees at equivalent compensation; (B) not increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses) that is paid or payable to any Person employed by the Station, except in the ordinary course of the business consistent with past practices or pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been furnished (in the case of such plans) or disclosed (in the case of such practices and arrangements) to Buyer prior to the date of this Agreement; (C) not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Station without Buyer’s prior written consent; (D) not increase or otherwise change the rate or nature of severance or other termination benefits that are paid or payable to any Person employed by the Station; and (E) not agree or commit to do any of the foregoing provided, however, that with respect to clauses (A) and (C) of this Section 5.01(g), if Buyer does not provide its consent, Sellers may nonetheless take such action(s) as described in such clauses, provided that Buyer does not upon consummation of the transactions contemplated by this Agreement incur any liability or obligation relating to or arising from such action(s).

(h)                                 except with Buyer’s prior written consent, such consent not to be unreasonably withheld or delayed and except as otherwise provided in Section 8.07, (A) not enter into, or become obligated under, any agreement or commitment on behalf of the Station except for: (x) any individual Program Rights agreement with a term of six (6) months or less or that involve payments or receipts of $200,000 or less; provided, however, that in no event may either Seller enter into Program Rights agreements that in the aggregate involve payments or receipts of $500,000 or more without Buyer’s prior written consent and, provided further, that Buyer may not acquire any Program Rights for which Buyer does not grant its consent pursuant to this Section 5.01(h) for the benefit of television station KMAX-TV in Sacramento, and (y) any other agreement or commitment (other than advertising sales contracts for cash only) with a term of six (6) months or less or that involve payments or receipts of $50,000 or less; provided, however, that in no event may either Seller enter into such other agreements or commitments that in the aggregate involve payments or receipts of $250,000 or more without Buyer’s prior written consent, or (B) not change, amend, terminate or otherwise modify or agree or commit to change, amend, terminate or otherwise modify any Contract (other than advertising sales contracts for cash only) in any material respect except for those Contracts that terminate or expire prior to the Effective Time by their own terms; provided, however that neither Seller shall enter into or agree or commit to enter into any agreements or transactions on behalf of the Station with one another, with Affiliates of Sellers or with other divisions of either Seller without Buyer’s prior written consent;

(i)                                     without limiting the restrictions contained in Section 5.01(h): (A) keep Buyer apprised of material developments in negotiations for existing and proposed Program Rights agreements and promptly provide Buyer with copies of all Program Rights agreements entered into by or on behalf of the Station; and (B) use commercially reasonable best efforts to include the following language in each Program Rights agreement to be negotiated and executed from and after the date of this Agreement other than such agreements set forth on Disclosure Schedule Section 3.05(a):  “If Station becomes commonly owned or operated with any television station in the Sacramento Nielsen Designated Market Area, the programs may be broadcast on the Station or such other station(s) or any of them.”

(j)                                     not enter into or agree or commit to enter into any new Tradeout Agreement with a value in excess of $20,000 individually, and, $200,000 in the aggregate, relating to the Station prior to Closing that will not be fully performed prior to the Closing without Buyer’s prior written consent;

(k)                                  (A) utilize the Program Rights only in the ordinary course of business consistent with past practices and substantially in accordance with the anticipated usage of such Program Rights as set forth on Disclosure Schedule Section 3.05(f) and (B) not sell or otherwise dispose of any such Program Rights and make payments on Program Rights and agreements on a basis consistent with past practices and otherwise in accordance with this Agreement;

(l)                                     use their commercially reasonable best efforts to take all appropriate, reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and to exercise reasonable best efforts to maintain or cause the maintenance of carriage, if any, of the Station’s signals on all cable systems and satellite carriers;

(m)                               except as otherwise provided in Section 8.07, not adopt, or agree or commit to adopt, any Employee Plan or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of the Station, or modify or agree or commit to modify the existing Plans insofar as they relate to personnel of the Station, other than modifications or agreements or commitments to make any adoptions or modifications that apply to similarly situated employees of Sellers;

(n)                                 in the event that the Bargaining Agreements expire prior to the Effective Time, seek the consent of the appropriate international and local union(s) to a short-term extension of the expiring agreement(s) to enable Buyer to negotiate the terms of said agreement(s) after the Effective Time, and, in the event the consent to such an extension is not obtained, to confer in advance with Buyer about all applicable issues subject to bargaining; provided that Sellers shall, to the extent permitted by applicable Law, propose that such Bargaining Agreements provide for a term of one year but in no event more than three (3) years;

(o)                                 promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to Station Employees; and not propose, to the extent permitted by Law, that any collective bargaining agreement applicable to any Station Employees be binding by any “successor” employer of such employees;

(p)                                 follow the Station’s usual and customary policy with respect to (A) extending credit for sales of broadcast time on the Station and (B) collecting accounts receivable relating to the Station arising from such extension of credit;

(q)                                 (A) promote and advertise the Station, (B) promote and advertise, including on-air promotion and advertising, any program that is currently airing on the Station, in each case consistent with past practices, and (C) make expenditures or commitments to make expenditures consistent with past practices;

(r)                                    not make or agree or commit to make any capital expenditure greater than $5,000 in connection with any particular project or greater than $50,000 in total, without Buyer’s prior written consent, which consent shall not be unreasonably withheld;

(s)                                  timely make any must-carry/retransmission election that must be made prior to the Closing Date, provided that Sellers shall not elect must-carry (by default or otherwise) or enter into a retransmission consent agreement without Buyer’s consent; provided that, after June 30, 2005, Sellers may, without Buyer’s consent, renew any existing retransmission consent agreements on substantially the same terms; and

(t)                                    timely make the DTV channel election on FCC Form 382 in accordance with Disclosure Schedule Section 5.01(t).

Section 5.02                            Access to Information

(a)                                  From the date hereof until the Closing Date, upon reasonable notice, Sellers shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Station, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Station as such Persons may from time to time reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers to cooperate with Buyer in its investigation of the Station; provided, however, that Buyer may not communicate with Station Employees other than the Station’s general manager, chief engineer, chief financial officer and the Person primarily responsible for employment and labor matters, in each case, without Sellers’ prior written consent, which consent shall not be unreasonably withheld and that any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of Sellers or any Affiliate of Sellers.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

(b)                                 On and after the Closing Date, Sellers and their Affiliates will hold, and will use their commercially reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer, Buyer’s Affiliates and the Business.

(c)                                  On and after the Closing Date, Sellers will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or reasonably useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the businesses or operations of Sellers or any Affiliate of Sellers.

Section 5.03                            Title Insurance and Surveys.  From the date hereof until the Closing Date, Sellers shall cooperate with Buyer so that Buyer can promptly obtain the following (at Buyer’s expense):

(a)                                  Preliminary reports on title covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary reports shall contain commitments (the “Title Commitments”) of the Title Company to issue an ALTA title insurance policy or policies insuring that Buyer shall receive good and marketable fee simple title, as the case may be, to the owned Real Property subject only to Permitted Liens and the standard pre-printed exceptions contained in such policy and as otherwise provided for in this Agreement (the “Title Policy”).  The appropriate Seller shall execute a title affidavit that shall be in form and substance reasonably satisfactory to such Seller and the Title Company.

(b)                                 Surveys of the owned parcels of Real Property as of a date subsequent to the date of this Agreement.

(c)                                  A Phase I Environmental Site Assessment Report prepared consistent with ASTM Standard 1527-00 concerning the Real Property from an environmental engineering firm retained by Buyer that shall confirm, in a manner reasonably satisfactory to Buyer, the non-existence of any Hazardous Materials, other than those not in violation of any Environmental Law, on or about the Real Property or any material violation of Environmental Laws.  Any audit report beyond a Phase I Report shall be conducted by Buyer only with the prior written consent of Sellers.

Section 5.04                            Financial Reports Within twenty-five (25) days after the end of each month following the date of this Agreement until the Closing Date, Sellers shall furnish Buyer with a copy of the monthly unaudited financial reports for the Station (including balance sheet and income statements) for each such month and the fiscal year to the end of such month).  All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.10(b).

Section 5.05                            Employees.  Sellers shall deliver to Buyer an updated list, dated as of a date no more than fifteen (15) days prior to the anticipated Closing Date, of all individuals employed by the Station, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefor), department, title, whether covered by a Bargaining Agreement and whether full-time, part-time or per diem.

Section 5.06                            Estoppel Certificates.  Sellers shall use commercially reasonable best efforts to obtain promptly estoppel certificates, in a form reasonably acceptable to Buyer, executed by each of the landlords of the Leases and upon their receipt of any such estoppels, Sellers shall deliver such estoppel certificates to Buyer as promptly as practicable but in no event less than five (5) days prior to the Closing Date.

Section 5.07                            Risk of Loss

(a)                                  Upon the occurrence prior to the Closing of any casualty loss, damage or destruction material to the operation of the Station, Sellers shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known.  Sellers shall use their commercially reasonable best efforts to commence promptly and thereafter to proceed diligently to repair or replace any such lost, damaged or destroyed property whether such loss, damage or destruction occurs prior to, on or after the date of this Agreement, such efforts to include the payment of any applicable insurance policy deductibles.  However, (i) in the event that such repair or replacement is not fully completed prior to the Closing Date, or (ii) the loss, damage or destruction causes the Station to be off the air for ninety-six (96) consecutive hours or more (to the extent such interruption of service was not caused by the Buyer), then Buyer may elect to (A) consummate the transactions contemplated hereby on the Closing Date, in which event Sellers shall assign to Buyer the portion of the insurance proceeds, if any, not previously expended by the Sellers to repair or replace the damaged or destroyed property, (B) delay the Closing Date until fifteen (15) days after Sellers give written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property or (C) in the case of clause (ii) only, terminate this Agreement; provided that in no event shall Buyer delay the Closing to a date more than sixty (60) days after the Termination Date; provided further that if Sellers are unable through their commercially reasonable best efforts to complete such repair or replacement within sixty (60) days after the casualty, Buyer may then terminate this Agreement.

(b)                                 If the Closing does occur as contemplated under Section 5.07(a)(i), the Purchase Price shall not be adjusted by reason of such casualty or such assignment of the insurance proceeds to Buyer.

Section 5.08                            Transition Services

(a)                                  To facilitate a smooth transition of the web content of the website located at Uniform Resource Locator www.kovrtv.com (the “Web Site”), the Sellers shall maintain the Web Site in substantially the same manner as currently maintained for a period no longer than ninety days from the Closing Date; provided that Buyer shall provide Sellers with the information necessary to maintain the Web Site in such manner.

(b)                                 To facilitate a smooth transition of the centralized software known as PALAS and Oracle, the Sellers shall provide to the Station for a period not to exceed 90 days after Closing (i) any rights to such software used by the Station prior to Closing and (ii) access to applicable employees during normal business hours with respect to the operation of such software.

Section 5.09                            Obligations of Sellers.  Parent agrees to cause the due and punctual performance and observance by each Seller (or its assignee) of all the terms, covenants, conditions, agreements and undertakings on the part of such Sellers, to be performed or observed under this Agreement and the Ancillary Agreements, in accordance with the terms thereof, including the punctual payment when due of all obligations of such Sellers under this Agreement and the Ancillary Agreements.  In the event that such Seller shall fail in any manner whatsoever to perform or observe any of its obligations hereunder or under the Ancillary Agreements when the same shall be required to be performed or observed, then Parent will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such obligation and it shall not be a condition to the obligation of Parent hereunder that Buyer shall first make demand upon, or give notice to, or institute proceedings against, such Sellers.

ARTICLE VI
COVENANTS OF BUYER

Section 6.01                            Access to Information.  On and after the Closing Date, upon reasonable notice, Buyer will afford promptly to Sellers and their agents reasonable access to its properties, books and records relating exclusively to any period ending on or before the Closing Date and to employees of Buyer to the extent necessary to establish facts related to such period.

Section 6.02                            Other Agreements.  Buyer agrees to divest (i) a radio station if and as required by the FCC in order to comply with the FCC’s Radio-Television Cross-Ownership Rule if such Rule remains in effect and (ii) certain television station(s) as necessary to comply with Section 629 of the Consolidated Appropriation Act, 2004.  Buyer shall not, subsequent to the date of this Agreement, enter into any agreement to acquire any other business or property or interest that (A) would conflict with the transactions contemplated by this Agreement under the Communications Act as then in effect and (B) would reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent by reason of a violation of the Communications Act as then in effect.

ARTICLE VII
COVENANTS OF BUYER, PARENT AND SELLERS

Section 7.01                            Commercially Reasonable Efforts; Further Assurances

(a)                                  Subject to the terms and conditions of this Agreement, Buyer, Parent and Sellers will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement; provided that notwithstanding anything to the contrary contained in this Agreement, except as set forth on Disclosure Schedule Section 4.06, neither Buyer nor any of its Affiliates shall be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of, or limit the ownership or operations of all or any portion of its businesses, assets or operations.

(b)                                 In furtherance and not in limitation of Section 7.01(a), each of Buyer, Parent and Sellers agrees to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Buyer shall pay all HSR Act filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(c)                                  Also in furtherance and not in limitation of Section 7.01(a), Buyer, Parent and Sellers shall prepare and file with the FCC as soon as practicable but in no event later than one Business Day after the execution of this Agreement, the requisite applications (the “FCC Applications”) and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, none of Buyer, Parent or Sellers shall be required to pay consideration to any third party to obtain the FCC Consent.  Buyer shall pay one-half (1/2) and Sellers shall pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.  Buyer, Parent and Sellers each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party.  The parties hereto shall not take any intentional action that would, or intentionally fail to take any action which such action or failure to take such action would reasonably be expected to, have the effect of materially delaying the receipt of the FCC Consent.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and no party shall have terminated this Agreement under Article XI, the parties hereto shall jointly request an extension of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the right of any party to exercise its rights under Article XI.

(d)                                 In connection with the efforts referenced in Section 7.01(a), Section 7.01(b) and Section 7.01(c) to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law and (ii) the FCC Consent, Buyer, Parent and each of the Sellers shall use its commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party and (C) permit the other party to review any material communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, the DOJ, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 7.02                            Certain Filings; Further Actions.  The Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that none of Parent, Sellers or Buyer shall be required to pay consideration to obtain any such consent, approval or waiver and Sellers shall not agree to or permit the amendment of any Contract of the Station or relating to the Business in order to obtain any consent or approval.

Section 7.03                            Control Prior to Closing.  The parties acknowledge and agree that, for the purposes of the Communications Act, this Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of the Station from Sellers to Buyer.

Section 7.04                            Public Announcements.  The parties shall agree on the terms of the press release that announces the transactions contemplated hereby and thereafter agree to consult with each other before issuing any press release or making any public announcement with respect to this Agreement or the transactions contemplated hereby, including any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange.

Section 7.05                            Notices of Certain Events.  Sellers and Buyer shall each promptly notify the other of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)                                  in the case of Sellers, any Action commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement; and

(d)                                 in the case of Buyer, any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 7.06                            Disclosure Schedules.  Buyer and Sellers agree to comply with any terms contained in the Disclosure Schedules hereto.

ARTICLE VIII
PENSION, EMPLOYEE AND UNION MATTERS

Section 8.01                            Employment

(a)                                  Buyer shall employ as of the Effective Time each Station Employee employed immediately prior to the Effective Time who is employed pursuant to an employment agreement, personal services contract or Bargaining Agreement or who is represented by a union, except for any employee(s) listed on Disclosure Schedule Section 8.01(a) who shall remain with Seller.  Buyer shall offer employment to each other Station Employee employed immediately prior to the Effective Time who: (x) is not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (y) is on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within 60 days of the Closing Date or such later date as required under applicable law (“Inactive Employees”).  For the purposes hereof, all such Active or Inactive Employees who accept Buyer’s offer of employment, the employees who are employed pursuant to employment agreements, personal services contracts or Bargaining Agreements or who are represented by a union are hereinafter referred to collectively as the “Transferred Employees”, and the “Employment Commencement Date” as referred to herein shall mean the Effective Date for Transferred Employees who are (i) employed pursuant to employment agreements, personal services contracts or Bargaining Agreements or who are represented by a union and (ii) Active Employees, and the date on which the Transferred Employee begins employment with Buyer for Transferred Employees who are Inactive Employees.  Buyer shall provide salary or wages, and benefits that are in the aggregate are of a comparable value to the salary or wages, and benefits provided to similarly situated employees of the Buyer, subject to enrollment periods, exclusions or limitations as are generally applied by the Buyer and/or the pertinent employee benefit plan; provided, however, that Buyer agrees that, for a period of not less than sixty (60) days beginning as of the Effective Time, Buyer shall compensate Transferred Employees who are sales department personnel of the Station at a salary and on terms and conditions (excluding employee benefits) that are at least as favorable in the aggregate as those provided by the applicable Seller immediately prior to the Effective Time.

(b)                                 Sellers agree to use reasonable efforts to facilitate the transition of the Transferred Employees to employment with Buyer as of the Employment Commencement Date.  Such reasonable efforts shall include affording Buyer reasonable opportunities prior to the Employment Commencement Date to review employment records (other than medical and individual performance or evaluation records), as permitted by Law, of the Transferred Employees, to discuss terms and conditions of employment with

Buyer as of the Employment Commencement Date and to distribute to the Transferred Employees forms and documents relating to employment with Buyer to the Transferred Employees.

(c)                                  Except as prohibited by Law, after the Closing Sellers shall deliver to Buyer originals or copies of all personnel files and records (including medical records, if any, but excluding benefit plan records) related to the Transferred Employees, and Sellers shall have reasonable continuing access to such files and records thereafter.

Section 8.02                            Savings Plan.  Buyer shall cause one or more tax-qualified defined contribution plans established or maintained by Buyer (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Parent or Sellers’ 401(k) Plan.  Buyer shall allow any such Transferred Employees’ outstanding plan loan to be rolled into Buyer’s 401(k) Plan.  The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith.  Buyer’s 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Parent or Sellers’ 401(k) Plan.

Section 8.03                            Employee Welfare Plans.  Sellers shall be responsible for: (x) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred prior to the Employment Commencement Date; and (y) claims related to “COBRA” coverage attributable to “qualifying events” occurring prior to the Employment Commencement Date, in each case with respect to any Transferred Employees and their beneficiaries and dependents.  Buyer shall be solely responsible for: (i) medical and dental benefits, disability benefits, life insurance benefits and workers compensation benefits for claims incurred from and after the Employment Commencement Date for Active Employees; and (ii) claims relating to “COBRA” coverage attributable to “qualifying events” occurring from and after the Employment Commencement Date, in each case with respect to any Transferred Employees and their beneficiaries and dependents.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose.  A life insurance or workers compensation claim shall be considered incurred prior to a particular date if the injury or condition giving rise to the claim occurs prior to such date.  A disability claim shall be deemed to be incurred when the employee is declared disabled under the terms of the applicable disability plan.  Transferred Employees shall be given credit under Buyer’s welfare plans for deductibles and out-of-pocket expenses incurred while employed by either Seller in the relevant calendar year.

Section 8.04                            Vacation.  Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Effective Time to the extent such accrued vacation does not exceed the vacation to which such Transferred Employee would be entitled under the terms of Buyer’s vacation policy as currently in effect, giving credit under Buyer’s vacation policy for service with the applicable Seller, and shall permit Transferred Employees to use their vacation entitlement accrued as of the Closing Date until 6 months from the Closing Date or the end of the calendar year during which the Closing occurs, whichever is later.  Any additional unpaid accrued vacation to which any Transferred Employee is entitled shall be retired in consideration of payment thereof by such Seller to such Transferred Employee on the Closing Date.  Service with both such Seller and Buyer shall be taken into account in determining Transferred Employees’ vacation entitlement under Buyer’s vacation policy after the Closing Date.

Section 8.05                            Bargaining Agreement.  Buyer shall assume the Bargaining Agreements including any extension or successor Bargaining Agreements and any Bargaining Agreements reached with the producers and writers. Sellers’ responsibility under the Sellers’ Bargaining Agreements with respect to Sellers’ union employees shall expire at the Effective Time and Buyer shall indemnify and hold harmless Sellers from any grievance or claim made under the Sellers’ Bargaining Agreements with regard to Sellers’ union employees, if asserted after the Effective Time.

Section 8.06                            Non-Solicitation by Parent and Sellers

(a)                                  Parent and each Seller agrees that for a period of one (1) year after the Closing Date, it will not, and will cause its Subsidiaries not to, directly or indirectly, solicit for employment or employ, either as an employee or a consultant, any employee of the Station who was an employee of the Station at the Closing, unless such person has been terminated by Buyer; provided that nothing contained in this Section 8.06(a) shall prohibit Parent or either Seller from general solicitation of employees over any medium not specifically targeted toward the Station or the Transferred Employees, including without limitation, newspaper, television, radio and similar forms of mass media.

(b)                                 The parties acknowledge and agree that the restrictions contained in Section 8.06(a) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Parent or Sellers binding itself to these restrictions.  In the event of a breach or a threatened breach by Parent or either Seller or any of its Subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

Section 8.07                            Sellers’ Stay Bonuses.  Sellers agree that if Parent or either Seller puts into place, any stay bonus plan or arrangement, such plan or arrangement will provide that any Transferred Employee otherwise entitled to a stay bonus must continue employment with Buyer for a minimum period of sixty (60) days to be eligible therefor.  Buyer agrees that Parent or Sellers may put into place a stay bonus plan, arrangement, or agreement and use such additional separate sales incentive letter agreements designed to encourage retention, as Parent or Sellers deem necessary, for one or more Station Employees, whether individually or for a specific group of employees and whether or not any such Station Employee may become a Transferred Employee.

ARTICLE IX
TAX MATTERS

Section 9.01                            Bulk Sales.  Sellers and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.  Parent hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising out of or relating to claims asserted against Buyer pursuant to any applicable bulk sales law with respect to the Purchased Assets.

Section 9.02                            Transfer Taxes.  All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be divided equally between (i) Buyer and (ii) Sellers.  The party that has the primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return.  The other party shall pay the first party an amount equal to one-half of such Transfer Taxes in immediately available funds no later than the date that is the later of (i) five Business Days after the date of such notice or (ii) two Business Days prior to the due date for such Transfer Taxes.  The first party shall promptly remit the Transfer Taxes to the proper Governmental Authority.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01                     Conditions to Obligations of Buyer, Parent and Sellers.  The obligations of Buyer, Parent and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                  Any applicable waiting period, clearance, approval or filing under the HSR Act or any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made.

(b)                                 No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.

(c)                                  The FCC Consent shall have been granted and shall be in full force and effect.

(d)                                 There shall not be instituted or pending any Action challenging this Agreement or the transactions contemplated hereby which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing by any Person before any Governmental Authority.

Section 10.02                     Conditions to Obligations of Parent and Sellers.  The obligations of Parent and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)                                  (i) Buyer shall have performed and complied with in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) Parent and Sellers shall have received a certificate signed by a senior executive officer of Buyer to the foregoing effect.

(b)                                 Parent and Sellers shall have received an opinion of the General Counsel of Buyer dated the Closing Date, in form and substance reasonably satisfactory to Parent and Sellers, with respect to the matters specified in Section 4.01, Section 4.02 and Section 4.04.

(c)                                  Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers, including a true and complete copy, certified by the Secretary or Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

Section 10.03                     Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)                                  (i)  Parent and each Seller shall have performed and complied with in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Parent and each Seller contained in this Agreement and in any certificate or other writing delivered by Parent or such Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) Buyer shall have received a certificate signed by a senior executive officer of YBI to the foregoing effect.

(b)                                 Buyer shall have received an opinion of Thomas & Libowitz, counsel to Parent and Sellers, dated the Closing Date and such other appropriate counsel, in form and substance reasonably satisfactory to Buyer, with respect to the matters specified in Section 3.01, Section 3.02 and Section 3.04.

(c)                                  Buyer shall have received all documents it may reasonably request relating to the existence of Parent and Sellers and the authority of Parent and each Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer, including a true and complete copy, certified by the Secretary or Assistant Secretary of Parent and each Seller, of the resolutions duly and validly adopted by the Board of Directors of Parent and such Seller evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

(d)                                 Sellers shall have received all Material Consents.

(e)                                  The FCC Consent shall contain no provision materially adverse to any of Buyer, Buyer’s Affiliates, or the Station; provided that the parties understand and agree that (A) the potential divestitures referred to in Section 6.02 shall not be deemed to be material to Buyer and (B) the obligation of the parties to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order.

(f)                                    Buyer shall have received the Title Commitments and the Title Policy.

(g)                                 During the five (5) days immediately preceding what would otherwise be the Closing Date, and on the Closing Date, the Station shall have been and shall be operating continuously with all of its normal broadcasting capability other than any interruption of a duration no longer than thirty (30) minutes.

ARTICLE XI
TERMINATION

Section 11.01                     Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                  by the mutual written consent of Sellers and Buyer;

(b)                                 either by Sellers or by Buyer:

(i)                                     if the Closing shall not have occurred on or before December 2, 2005 (the “Termination Date”) or such other date contemplated by Section 5.07 of this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall be suspended (i) until February 2, 2006, as to all parties if the failure to satisfy the condition set forth in Section 10.01(c) shall have been the cause of or resulted in, the failure of the Closing to occur on or prior to December 2, 2005, and (ii) as to any party whose breach, misrepresentation or failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(ii)                                  if there shall be any Law that restrains or prohibits consummation of the transactions contemplated hereby or if a final, nonappealable Governmental Order is issued restraining or otherwise prohibiting consummation of the transactions contemplated hereby; or

(iii)                               if the FCC has denied the FCC Applications and such denial has become a Final Order.

(c)                                  by Sellers upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 10.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof Buyer proceeds in good faith to cure such breach or untruth as promptly as practicable;

(d)                                 by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of Parent or either Seller set forth in this Agreement, or if any representation or warranty of Parent or either Seller shall have become untrue, in either case such that the condition set forth in Section 10.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof, Parent or Sellers proceed in good faith to cure such breach or untruth as promptly as practicable;

(e)                                  by Buyer as set forth in Section 5.07(a); or

(f)                                    by Buyer if the Station shall have for a period of ninety-six (96) consecutive hours or more (A) ceased broadcasting on its authorized analog frequency, or (B) been broadcasting at a reduced power level, which reduction is reasonably likely to materially and adversely affect the operations or business of the Station; provided that Buyer must exercise this termination right within thirty (30) days after the date on which the Station has resumed uninterrupted broadcasting on its authorized analog frequency or resumed broadcasts at full power, as the case may be.

Notwithstanding the foregoing, neither party may terminate this Agreement pursuant to clause (c) or (d) of this Section 11.01 if any representation or warranty of the party seeking to terminate is materially inaccurate or breached or such party has failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02                     Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by any other party as a result of such failure or breach.  The provisions of this Section 11.02, Article XIII and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

Section 12.01                     Survival.  The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided that (i) any and all covenants and agreements shall survive indefinitely, (ii) the representations and warranties in Section 3.01, Section 3.02, Section 3.20, Section 4.01, Section 4.02 and Section 4.07 shall survive indefinitely; (iii) the representations and warranties in Section 3.16, Section 3.17, Section 3.18 and Section 3.19 and the covenants, agreements, representations and warranties contained in Article VIII and Article IX shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (iv) Section 2.09, Section 2.10, Section 2.11, and Section 2.12 shall survive until the proration adjustment contemplated therein has been completed.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 12.02                     Indemnification by Buyer

(a)                                  Buyer shall indemnify against and hold the Sellers, their Affiliates and their respective employees, officers and directors (collectively, the “Seller Indemnified Parties”) harmless from, and agrees to promptly defend either Seller Indemnified Party from and reimburse either Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     any failure of any representation or warranty of Buyer (whether made in or pursuant to this Agreement or in any instrument or certificate delivered by Buyer at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case determined without regard to any material adverse effect qualification contained in any representation or warranty (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a “Buyer Warranty Breach”);

(ii)                                  any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Buyer pursuant to this Agreement;

(iii)                               the Assumed Liabilities; and

(iv)                              to the extent arising from the operation of the Station by Buyer from and after the Effective Time, except to the extent indemnified by Parent under Section 12.03.

(b)                                 Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless either Seller Indemnified Party pursuant to Section 12.02(a)(i):  (A) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Seller Indemnified Parties’ Losses resulting from Buyer Warranty Breach exceeds $4,400,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of Buyer under this Article XII shall in no event exceed the Purchase Price.

Section 12.03                     Indemnification by Parent

(a)                                  Parent shall indemnify against and hold Buyer, its Affiliates and their respective employees, officers and directors (collectively, the “Buyer Indemnified Parties”) harmless from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     any failure of any representation or warranty of Parent or either Seller other than a Seller FCC Warranty Breach (as defined below) (whether made in or pursuant to this Agreement or in any instrument or certificate delivered by Parent or Sellers at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case determined without regard to any Material Adverse Effect qualification contained in any representation or warranty (other than Section 3.11(b)(i)) (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a “Seller General Warranty Breach”);

(ii)                                  any failure of any representation or warranty of either Seller contained in Section 3.14 to be true when made and at and as of the Closing Date as if made at and as of such date (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a “Seller FCC Warranty Breach”);

(iii)                               any failure by Parent or either Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Parent or either Seller pursuant to this Agreement;

(iv)                              the Excluded Assets;

(v)                                 the Excluded Liabilities; and

(vi)                              to the extent arising from the operation of the Station before the Effective Time other than as a result of or in connection with any Assumed Liability.

(b)                                 Notwithstanding any other provision to the contrary, Parent shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a)(i):  (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Buyer Indemnified Parties’ Losses resulting from Seller General Warranty Breaches and Seller FCC Warranty Breaches exceeds $4,400,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of Parent under this Section 12.03(b) shall in no event exceed 50% of the Purchase Price.

(c)                                  Notwithstanding any other provision to the contrary, Parent shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a)(ii):  (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Buyer Indemnified Parties’ Losses resulting from Seller FCC Warranty Breaches and Seller General Warranty Breaches exceeds $4,400,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of Parent under this Section 12.03(c) shall in no event exceed the Purchase Price.

Section 12.04                     Notification of Claims

(a)                                  A party entitled to be indemnified pursuant to Section 12.02 or Section 12.03 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure.  Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within 30 days after the receipt of written notice thereof from the Indemnified Party.

(b)                                 If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 12.04(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 12.02 or Section 12.03, the

Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim.  The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a) of its election to defend in good faith any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.  In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand, unless the Indemnifying Party is given a full and completed release of any and all liability by all relevant parties relating thereto.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01                     Expenses.  Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02                     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, or (d) three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

(a)                                  if to Sellers:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD  21030
Attn:  President

Facsimile: (410) 568-1533
Telephone No.: (410) 568-1504

With a copy to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD  21030
Attn:  General Counsel

Facsimile: (410) 568-1537
Telephone No.: (410) 568-1524

if to Buyer:

Viacom Inc.
1515 Broadway
New York, NY  10036
Attention:  General Counsel
Facsimile:  (212) 258-6099
Telephone No.:  (212) 258-6070

With a copy to:

CBS Broadcasting Inc.
524 West 57th Street
New York, NY  10019
Attention:  President, Viacom Television Stations Group
Facsimile:  (212) 975-6910
Telephone No.:  (212)  975-4334

Section 13.03                     Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.04                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05                     Entire Agreement.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements and any agreements and other documents entered into contemporaneously with this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Parent and Sellers on the one hand and Buyer on the other hand with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 13.06                     Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided further that Chesapeake may, without such consent, assign any or all of its rights and obligations to a wholly owned, direct or indirect subsidiary of Parent; and, provided further that Buyer may, without such consent, assign any or all of its rights but not its obligations under this Agreement to any of its Affiliates or any “qualified intermediary” as defined in Treas. Reg. Sec. 1.1031(k)-1(g)(4) or to any EAT.

Section 13.07                     No Recourse.  Notwithstanding any of the terms or provisions of this Agreement, Parent, each Seller and Buyer agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer or director of the other party or stockholder of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 13.08                     No Third-Party Beneficiaries.  Except as expressly provided in Articles IX and XII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09                     Amendments and Waivers

(a)                                  This Agreement may not be amended or modified except by an instrument in writing signed by Parent, Sellers and Buyer.

(b)                                 At any time prior to the Closing, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(c)                                  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.10                     Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state court or federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Section 13.11                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.13                     No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CBS BROADCASTING INC.

By:	/s/ Michael D. Fricklas
Name: Michael D. Fricklas
Title: Executive Vice President and Secretary

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Executive Vice President and Chief Financial Officer

CHESAPEAKE TELEVISION INC.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Executive Vice President and Chief Financial Officer

SCI – SACRAMENTO LICENSEE L.L.C.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Executive Vice President and Chief Financial Officer

Schedule 4.06
FCC Qualifications

Pending Proceedings

Buyer and its affiliates have been the subject of complaints and have received inquiries, notices of apparent liability, and notices of forfeiture from the FCC regarding alleged violations of the FCC’s rule prohibiting the broadcast of indecent or profane material.  Individual Commissioners at the FCC, members of Congress and others have threatened various sanctions for violations of the indecency rule.  These matters may affect the timing of the FCC’s action on the FCC Applications.

Compliance with Multiple Ownership Rules

1.                                       Local TV ownership rule.  Seller’s acquisition of the FCC Licenses complies with 47 C.F.R. § 73.3555(b) (2003) (local television ownership rule).  The effective date of this rule, however, has been stayed by order of the U.S. Court of Appeals for the Third Circuit in Prometheus Radio Project v. FCC, 373 F.3d 372 (3d Cir. 2004), and the former local TV ownership rule remains in effect.  This rule, as in effect, requires a showing that, among other things, at least eight independently owned and operating, full-power commercial and non-commercial TV stations would remain in the Sacramento DMA following Buyer’s acquisition of the FCC Licenses.  To Buyer’s knowledge, there are nine independently owned and operating, full-power commercial and non-commercial TV stations in the Sacramento DMA as of the date of this Agreement.  Buyer’s acquisition of the FCC Licenses might be precluded under the local TV ownership rule, as in effect, if two TV stations in the DMA were to combine or announce a previous combination (e.g., by way of a time brokerage arrangement) or file an application with the FCC to combine on or before the date that Buyer and Seller file the FCC Applications.

2.                                       Radio-TV cross-ownership rule.  Seller’s acquisition of the FCC Licenses complies with 47 C.F.R. § 73.3555(c) (2003) (cross-media limits).  The effective date of this rule, however, has been stayed by order of the U.S. Court of Appeals for the Third Circuit in Prometheus Radio Project v. FCC, 373 F.3d 372 (3d Cir. 2004), and the former radio-TV cross-ownership rule remains in effect.  This rule, as in effect, limits Buyer to owning no more than two TV stations and 6 radio stations in the Sacramento Arbitron Metro.  An Affiliate of Buyer controls 6 radio stations in the Metro.  In addition, Buyer’s Affiliate controls a radio station in San Francisco, KFRC(AM), that places a predicted 2 mV/m contour over all of the City of Sacramento.  Therefore, the FCC will treat KFRC(AM) as a Sacramento radio station for the purpose of determining whether Buyer’s acquisition of the FCC Licenses complies with the radio-TV cross-ownership rule.  As provided in Section 6.02 of the Agreement, Buyer has agreed to divest a radio station if and as required by the FCC in order to comply with the radio-television cross-ownership rule if such rule remains in effect.  After this Agreement is publicly announced, Buyer may take measurements of KFRC(AM) to determine whether in fact KFRC(AM) places a 2 mV/m contour over all of the City of Sacramento, and if KFRC(AM) does not, Buyer will submit this information to the FCC to demonstrate compliance with the radio-TV cross-ownership rule.

3.                                       National television ownership rule.  Buyer believes that its acquisition of the FCC Licenses complies with 47 C.F.R. § 73.3555(d), as amended by Section 629 of the Consolidated Appropriation Act, 2004 (the “39% Cap”).  The 39% Cap limits Buyer and its Affiliates to holding an attributable interest in television stations which have an aggregate national audience reach of no more than 39 percent, after taking the 50% UHF discount into account.  As of the date of this Agreement, Buyer and its Affiliates own full-power television stations that reach 38.749% of all U.S. television households as determined by Nielsen.  Buyer’s acquisition of the FCC Licenses will increase Buyer’s reach by 0.6% to 39.349%, because Buyer will no longer be entitled to the 50% UHF discount in the Sacramento DMA.  However, Buyer’s current national audience reach, taking the 50% UHF discount into account, is 38.314% and the acquisition of the FCC Licenses will increase Buyer’s reach to 38.907%, which is below the 39% Cap, if U.S. television households located outside of markets measured by Nielsen (e.g., Puerto Rico) are included in the count of total U.S. television households.  Buyer therefore intends to take the position in the FCC Applications that its acquisition of the FCC Licenses complies with the 39% Cap.  As provided in Section 6.02 of the Agreement, however, Buyer has agreed to divest certain television station(s) as necessary to comply with the 39% Cap.

4.                                       Request for temporary waiver.  In order to close the acquisition of the FCC Licenses prior to the closing of any required radio or television station divestitures, Buyer will request a six-month waiver of the radio-TV cross-ownership rule in the FCC Applications as initially filed.  In the waiver request, Buyer will commit to filing an application and agreement with the FCC to divest either KFRC(AM) or one radio station in the Sacramento Metro and all of Buyer’s interests in such station that are attributable to Buyer prior to the end of the six-month waiver if necessary in order to come into compliance with the radio-TV cross-ownership rule.  If the FCC Applications have not been granted by three months after the date of this Agreement, Buyer will, unless FCC counsel for both parties have jointly determined that the failure of the FCC to grant the FCC Consent is due solely to matters unrelated to the radio-television cross-ownership rule, enter into an agreement to assign and transfer and file an application with the FCC to assign and transfer and divest its attributable interest in either KFRC(AM) or one radio station in the Sacramento Metro no later than 5 months and 15 days after the date of this Agreement.

5.                                       39% Cap.  Although Buyer believes that the acquisition of the FCC Licenses complies with the 39% Cap, Buyer is in negotiations to sell one or more of its television stations in other markets.  If the FCC Applications have not been granted by three months after the date of this Agreement, Buyer will, unless FCC counsel for both parties have jointly determined that the failure of the FCC to grant the FCC Consent is due solely to matters unrelated to the 39% Cap, enter into an agreement to assign and transfer and file an application with the FCC to assign and transfer and divest its attributable interest in such television station or stations as necessary to reduce Buyer’s national audience reach (calculated using Nielsen TV households only and taking into account Buyer’s acquisition of the FCC Licenses) to no more than 39%.  Buyer will file such application with the FCC no later than 5 months and 15 days after the date of this Agreement.